Exhibit 23.3

Consent of independent auditor

We consent to the use of our report dated April 1, 2009, with respect to the consolidated balance sheet of CLC Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Kansas City, Missouri

June 7, 2010